AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of December 14, 2009 (the “Effective Date”) between InVentiv Health, Inc., a Delaware corporation with its principal place of business at 500 Atrium Drive, Somerset, NJ 08873, any parent, subsidiary, affiliate, predecessor, or other related company (collectively the “Company”), and Nat Krishnamurti (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Company desires to continue retaining the services of Employee and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Company and the Employee entered into an Employment Agreement dated April 30, 2008 (the “Employment Agreement”).

WHEREAS, the Company and the Employee entered into a letter agreement regarding Change in Control Benefits dated April 30, 2008 (the “Change in Control Letter”), which Change in Control Letter is no longer in force.

WHEREAS, this Agreement is intended to amend and restate the Employment Agreement and supersede the Change in Control Letter.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the Employment Agreement is hereby amended and restated in its entirety as set forth herein, the Change in Control Letter is superseded as set forth herein, and the parties agree as follows:

1. Employment.  The Company hereby offers to employ the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth.

2. Duties.  The Employee shall serve as the Company’s Chief Accounting Officer, and shall perform such duties, functions and responsibilities as are associated with and incident to that position and as the Company may, from time to time, require of Employee.  The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee’s ability and shall promote the interests and reputation of the Company.  Unless prevented by sickness or disability, the Employee shall devote all of the Employee’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee’s duties may require, to the duties of the Employee’s employment.  The principal place of employment of the Employee shall be at Employer’s Somerset area office and/or such other location subject to Section 6(d)(ii) as shall be necessary for the Employee to discharge the Employee’s duties hereunder.  The Employee acknowledges that in the course of employment the Employee may be required, from time to time, to travel on behalf of the Company.

    3. Compensation and Benefits.  As full and complete compensation for the Employee’s execution and delivery of this Agreement and performance of any services hereunder, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits:

a. Base Salary.   The Company shall pay the Employee a base salary at an annual rate of $235,000.00, less applicable withholding and payable at such times and in accordance with the Company’s customary payroll practices as they may be adopted or modified from time to time.  On an annual basis or at such other times as the Company may determine, the Company may review the Employee’s performance and determine whether, in its sole discretion, the Company will increase (but not decrease) the Employee’s base salary. At no time during the pendency of this Agreement shall the Company, without the written consent of the Employee, materially decrease the Employee’s base pay. Employee acknowledges that he shall not be entitled to a merit increase in 2010.

b. Fringe Benefits.  The Company shall afford the Employee the opportunity to participate in any health care, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Company maintains for its employees in accordance with the written terms of such plans, policies or arrangements.  Nothing in this Agreement shall require the Company to establish, maintain or continue any benefit plans, policies or arrangements or restrict the right of the Company to amend, modify or terminate any such benefit plan, policy or arrangement.  In addition, Employee is covered under the Company's D&O insurance policy and is indemnified under the Company’s certificate of incorporation and by-laws for acts and omissions in the performance of his duties as an officer of the Company to the fullest extent permitted under Delaware law.

c. Bonus.  The Employee shall be eligible for a bonus in each calendar year, based on the Employee’s success in reaching or exceeding performance objectives as determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as recommended by the Chief Executive Officer or his/her designee, the amount of such bonus, if any, to be determined in the discretion of the Company, and subject to the Employee remaining employed by the Company through the bonus payout date.  The bonus range shall be between 0 - 100% (50% target) of the Employee’s then current base salary, with the amount of such bonus, if any, that is awarded remaining subject to the discretion of the Company.

d. Stock Option.  It will be recommended to the Committee that the Employee be granted a stock option with a fair value (based on the Company's accounting valuation methodology) equal to $125,000 on the date of grant, at an exercise price per share equal to 100% of the fair market value of the Company’s common stock on the date of grant (the “Option”).  The Option will vest over a four (4) year period, subject to the Employee’s continued service with the Company through the relevant vesting dates.  The Option will be subject to the terms, definitions and provisions of the Company’s stock plan (the “Plan”) and the stock option agreement to be entered into by and between Employee and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

e. Restricted Stock.  It will be recommended to the Committee that the Employee be granted a restricted stock award or restricted stock unit award with a fair value  (based on the Company's accounting valuation methodology) equal to $125,000 on the date of grant (the “Restricted Stock”).  The Restricted Stock will vest over a four (4) year period, subject to the Employee’s continued service with the Company through the relevant vesting dates.  The Restricted Stock will be subject to the terms, definitions and provisions of the Plan and the agreement to be entered into by and between the Employee and the Company (the “Restricted Stock Agreement”), both of which documents are incorporated herein by reference.

f. Equity Awards.  The Employee will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Committee will determine in its discretion whether the Employee will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

g. Expenses.  The Employee shall be entitled to reimbursement or payment of reasonable business expenses in accordance with the Company’s policies, as the same may be amended from time to time in the Company’s sole discretion, following the Employee’s submission of appropriate receipts, bills and/or expense reports to the Company in accordance with such policies.

h. Vacations, Holidays or Temporary Leave:  The Employee shall be entitled to take five (5) weeks of vacation per year, without loss or diminution of compensation in accordance with the Company’s policy.  Such vacation shall be taken at such time or times consistent with the needs of the Company’s business.  The Employee shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the Company’s policies as such policies may be amended from time to time or terminated in the Company’s sole discretion.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

    4. Non-Competition, Confidentiality, Discoveries and Works.

          a. Non-Competition.  During the period of the Employee's employment at the Company and for twelve (12) months following the termination, for any reason, of the Employee’s employment, the Employee agrees not to compete in any manner, either directly or indirectly, whether for compensation or otherwise, with the Company, or to assist any other person or entity to compete with the Company either:

(i) by producing, developing or marketing, or assisting others to produce, develop or market, or

(ii) by accepting employment from or having any other relationship (including, without limitation, through owning, managing, operating, controlling or consulting) with any entity which produces, develops or markets, a product, process, or service which is competitive with those products, processes, or services of the Company, whether existing or planned for in the future, on which the Employee has worked, or concerning which the Employee has in any manner acquired knowledge of or had access to Confidential Information (as defined in Section 4(e)(iii) below), during the five (5) years preceding termination of the Employee’s employment, provided, however, that it shall not be a violation of this Agreement for the Employee to seek and/or accept employment directly with a fully integrated pharmaceutical or bio-tech company (i.e. one that discovers, develops, manufactures, and promotes drugs) or to have beneficial ownership of less than 1% of the outstanding amount of any class of securities listed on a national securities exchange or quoted on an inter-dealer quotation system.

          b. Non-Solicitation.  During the period of the Employee’s employment at the Company and for twelve (12) months following the termination, for any reason, of the Employee’s employment, the Employee agrees that the Employee will not, either on the Employee’s own behalf or on behalf of any other person or entity  (other than for the benefit of the Company), directly or indirectly, (i) solicit any person or entity that is a customer of the Company, or has been a customer of the Company during the prior twelve (12) months, to purchase any products or services the Company provides to the customer, or (ii) interfere with any of the Company’s business relationships.

          c. No-Hire.

             (i) during the period of the Employee's employment at the Company and for twelve (12) months following the termination, for any reason, of the Employee’s employment, the Employee agrees that the Employee will not, either on the Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, hire, solicit or encourage to leave the employ of or engagement by the Company any person who is then an employee or contractor of the Company or who was an employee or contractor of the Company within six (6) months of the date of such hiring, soliciting, or encouragement to leave the Company.

             (ii) during the period of the Employee’s employment at the Company, and for twelve (12) months following the termination, for any reason, of the Employee’s employment, the Employee shall neither seek nor accept employment from any customer, employee or consultant, which is or has been a customer, employee or consultant of the Company during the prior twelve (12) months without prior written approval of the Company.

          d. Geographic Scope.  The foregoing restrictions shall apply in the “Restricted Area” which means:

(i) the geographic area in which the Company conducts business or has Covered Customers, as well as those geographic areas that the Company has a bona fide intention to engage in the future, or

(ii) any location, storefront, address or place of business where a Covered Customer is present and available for solicitation.

The Employee will not circumvent the purpose of any restriction contained in Sections 4(a), 4(b) or 4(c) by engaging in business outside the Restricted Area through remote means like telephone, correspondence or computerized communication.  “Covered Customer” means those customers, entities and/or persons who did business with the Company and that the Employee either (x) received Confidential Information about in the course of his/her duties, (y) had contact with within the last twelve (12) month period of employment by the Company, or (z) supervised contact with within the last twelve (12) month period of employment with the Company.

         e. Confidentiality.

(i) During the period of the Employee’s employment at the Company and for all time following the termination, for any reason, of the Employee’s employment, the Employee shall hold all Confidential Information of the Company in a fiduciary capacity and agrees not to take any action which would constitute or facilitate the Unauthorized use or disclosure of Confidential Information.  The Employee further agrees to take all reasonable measures to prevent the Unauthorized use and disclosure of Confidential Information and to prevent Unauthorized persons or entities from obtaining or using Confidential Information.  The terms “Confidential Information” and “Unauthorized” shall have the meanings set forth in Sections 4(e)(iii) and (iv) of this Agreement respectively.

(ii) Promptly upon termination, for any reason, of the Employee’s employment with the Company, the Employee agrees to deliver to the Company all property and materials within the Employee’s possession or control which belong to the Company or which contain Confidential Information.

(iii) As used in this Agreement, the term “Confidential Information” shall mean trade secrets, confidential or proprietary information, and all other information, documents or materials, owned, developed or possessed by the Company, its parents, subsidiaries or affiliates, their respective predecessors and successors, whether in tangible or intangible form, that is not generally known to the public.  Confidential Information includes, but is not limited to, (a) financial information, (b) products, (c) product and service costs, prices, profits and sales, (d) new business ideas, (e) business strategies, (f) product and service plans, (g) marketing plans and studies, (h) forecasts, (i) budgets, (j) projections, (k) computer programs, (l) data bases and the documentation (and information contained therein), (m) computer access codes and similar information, (n) software ideas, (o) know-how, technologies, concepts and designs, (p) research projects and all information connected with research and development efforts, (q) records, (r) business relationships, methods and recommendations, (s) existing or prospective client, customer, vendor and supplier information (including, but not limited to, identities, needs, transaction histories, volumes, characteristics, agreements, prices, identities of individual contacts, and spending, preferences or habits), (t) training manuals and similar materials used by the Company in conducting its business operations, (u) skills, responsibilities, compensation and personnel files of Company employees, directors and independent contractors, (v) competitive analyses, (w) contracts with other parties, and (x) other confidential or proprietary information that has not been made available to the general public by the Company’s senior management.

(iv) As used in this Agreement, the term “Unauthorized” shall mean: (a) in contravention of the Company’s policies or procedures; (b) otherwise inconsistent with the Company’s measures to protect its interests in the Confidential Information; (c) in contravention of any lawful instruction or directive, either written or oral, of a Company employee empowered to issue such instruction or directive; (d) in contravention of any duty existing under law or contract; or (e) to the detriment of the Company.

(v) In the event that the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company prompt notice of such request (including, by giving the Company a copy of such request if it is in writing), such that the Company may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.

           f. Discoveries and Works.  All discoveries and works made or conceived by the Employee during and in the course of Employee’s employment by the Company, jointly or with others, that relate to the Company’s activities shall be owned by the Company.  The terms “discoveries and works” include, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings, and works of authorship, including all educational and sales materials or other publications which relate to Company’s current business.  The Employee shall promptly notify and make full disclosure to, and execute and deliver any documents requested by, the Company to evidence or better assure title to such discoveries and works by the Company, assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection and other protection of any and all such discoveries and works, and promptly execute, whether during Employee’s employment or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company and to protect its title thereto.  Any discoveries and works which, within six (6) months after the termination of the Employee’s employment hereunder, are made, disclosed, reduce to a tangible or written form or description, or are reduced to practice by the Employee and which pertain to work performed by the Employee while with, and in Employee’s capacity as an Employee of the Company shall, as between the Employee and the Company presumed to have been made during the Employee’s employment by the Company.

   g.Representations, Warranties and Acknowledgements.

(i) The Employee acknowledges that (a) the Company considers Confidential Information to be commercially and competitively valuable to the Company and critical to its success; (b) Unauthorized use or disclosure of Confidential Information would cause irreparable harm to the Company; and (c) by this Agreement, the Company is taking reasonable steps to protect its legitimate interests in its Confidential Information.

(ii) The Employee also acknowledges that businesses that are competitive with the Company include, but are not limited to, any business in which the Company is actively involved on the Employee’s termination date, including but not limited to any business involving marketing, consulting to or contract sales, detailing and marketing support or any other marketing services for pharmaceutical or any other related health care or biotechnology companies, including competitive e-health businesses, recruiting, training, sales operations, patient assistance, medical education and/or analytics.

    (iii)The Employee represents and warrants to the Company that Employee is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), that in any way conflicts with or limits the Employee’s ability to commence or continue to render services to the Company or that would otherwise limit the Employee’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of the Employee’s employment.

        (iv)The Employee acknowledges that certain accounts are national and international in scope and the location of the Company’s customers is not dependent on the geographic location of the Employee or the Company.

         (v)The Employee consents and agrees that, during the Employee’s employment with Company and thereafter, the Company may review, audit, intercept, access and disclose all communications created, received or sent over the electronic mail and internet access system provided by Company with or without notice to the Employee and that such review, audit, interception, access, or disclosure may occur during or after working hours.  The Employee further consents and agrees that the Company may, at any time, access and review the contents of all computers, computer disks, other data storage equipment and devices, files, desks, drawers, closets, cabinets and work stations which are either on Company’s premises or which are owned or provided by Company.

    h. Remedies. In the event of breach or threatened breach by the Employee of any provision of Section 4 hereof, the Company shall be entitled to obtain (i) temporary, preliminary and permanent injunctive relief, in each case without the posting of any bond or other security,  (ii) damages and an equitable accounting of all earnings, profits and other benefits arising from such breach, or threatened breach, (iii) recovery of all attorney’s fees and costs incurred by the Company in obtaining such relief, (iv) repayment of any severance benefits paid to the Employee pursuant to this Agreement or any severance benefit agreement, plan or arrangement of the Company, and (v) any other legal and equitable relief to which it may be entitled, including any and all monetary damages which Company may incur as a result of said breach or threatened breach.  Pending arbitration pursuant to Section 8 of the Agreement, the Company shall be entitled to cease making any payments or providing any benefits to the Employee and to obtain temporary and preliminary injunctive relief as described in Section 4(h)(i) from a court of competent jurisdiction.  The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively, in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

    i.Early Resolution Conference.  This Agreement is understood to be clear and enforceable as written and is executed by both parties on that basis.  However, should the Employee later challenge any provision as unclear, unenforceable, or inapplicable to activity that the Employee intends to engage in, the Employee will first notify Company in writing and meet with a Company representative and a neutral mediator (if the Company elects to retain one at its expense) to discuss resolution of any disputes between the parties.  The Employee will provide this notification at least fourteen (14) days before the Employee engages in any activity on behalf of a competing business or engages in other activity that could foreseeably fall within a questioned restriction.  The failure to comply with this requirement shall waive the Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time.  All rights of both parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

    5. Termination of Employment.
           a. The Employee is an employee at-will, and either the Employee or the Company may terminate the employment relationship at any time for any reason with or without Cause (as defined below).  The date upon which the termination of the Employee’s employment becomes effective pursuant to this Agreement shall be referred to herein as the “Termination Date.” The Termination Date shall be the date upon which any of the following events shall occur:

(i) the death of the Employee;

(ii) the Disability (as defined below) of the Employee;

(iii) the Company’s delivery of a written notice to the Employee of a termination of the Employee’s employment for Cause (as defined below);

(iv) the Company’s delivery of a written notice to the Employee of a termination of the Employee’s employment Without Cause (as defined below); or

(v) resignation by the Employee.

    b. For purposes of this Agreement, the “Disability” of the Employee shall mean the Employee’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the primary duties of the Employee’s employment with or without reasonable accommodation, and which continues for a length of time that exceeds any period of leave following which the Employee may have a right to be restored to the same job or to an equivalent job under federal, state or local law.

    c. For purposes of this Agreement, the term “Cause”  shall mean the Employee’s (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony; (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty; (iii) violation of any term of this Agreement or any written policy of the Company; or (iv) inability to substantially meet the performance objectives other than any failure raising from your capacity due to physical or mental illness for the respective position.

    d. For purposes of this Agreement, “Without Cause” shall mean for any reason(s) whatsoever (other than the reasons described in Sections 5(a)(i), 5(a)(ii), 5(a)(iii), and 5(a)(v) hereof).

6. Payments Upon Termination of Employment.

a. Death or Disability.  If the Employee’s employment hereunder is terminated due to the Employee’s death or Disability pursuant to Sections 5(a)(i) or (ii) hereof, the Company shall pay or provide to the Employee, the Employee’s designated beneficiary or to the Employee’s estate (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(f) hereof, in each case which has been earned but unpaid as of the Termination Date; and (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof (including, but not limited to, life insurance and disability insurance) in which Employee is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

b. Termination for Cause or Resignation.  If the Employee’s employment hereunder is terminated by the Company for Cause pursuant to Section 5(a)(iii) or due to the Employee’s resignation pursuant to Section 5(a)(v) (except if such resignation is for Good Reason in connection with a Change in Control), the Company shall pay or provide to the Employee (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but unpaid as of the Termination Date; and (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(f) hereof in which Employee is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Termination Date.

c. Termination Without Cause Apart from a Change in Control.  If prior to a Change in Control or after six (6) months following a Change in Control the Company terminates Employee’s employment with the Company Without Cause, subject to Section 7, the Company shall award the Employee a lump sum severance payment equal to twenty-six (26) weeks of the Employee’s base pay, less applicable withholding, subject to the terms and conditions of this Agreement.

d. Termination Without Cause or Resignation for Good Reason Upon or within Six Months Following a Change in Control.  If upon or within six (6) months following a Change in Control (i) the Company (or any parent or subsidiary or successor of the Company) terminates Employee’s employment with the Company other than for Cause, death or disability, or (ii) the Employee resigns from such employment for Good Reason, then, subject to Section 7, (A) Employee will be entitled to a lump sum severance payment equal to fifty-two (52) weeks of the Employee’s base pay, less applicable withholding, subject to the terms and conditions of this Agreement, and (B)  all outstanding unvested stock options and restricted stock awards  previously granted to Employee shall immediately become vested and exercisable and salable upon such termination.

(i) As used herein, a “Change in Control” of the Company means a transaction or a series of related transactions involving either (i) a sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of a merger or consolidation of the Company or (iii) a sale or exchange of capital stock of the Company, in any case as a result of which the stockholders of the Company immediately prior to such transaction or series of related transactions own, in the aggregate, less than a majority of the outstanding voting capital stock or equity interests of the surviving, resulting or transferee entity.

(ii)As used herein, “Good Reason” shall mean Employee’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Employee’s consent: (i) a material diminution of Employee’s authority, duties or responsibilities; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a change of control of the Company but is not made the Chief Employee Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) material reduction in the Employee’s base salary; (iii) the relocation of the offices of the Company more than one hundred (100) miles from the Company’s Somerset, New Jersey office; or (iv) a material breach of the Agreement by the Company.  Employee will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

e. No Other Payments.  Except as provided in this Section 6, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of the Employee’s employment, including but not limited to, any employee benefits under any of the Company’s employee benefits plans or arrangements (other than at the Employee’s expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the written terms of any pension benefit plan in which the Employee is a participant in which the Company may have in effect from time to time) or any right to severance benefits.

7. Conditions to Receipt of Severance; No Duty to Mitigate.

a. Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 6 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement.  In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

b. Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 7(d)(iii).  Except as required by Section 7(d)(iii), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v)Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined herein) will not constitute Deferred Payments for purposes of clause (i) above.  For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (x) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Employee’s separation from service occurred.

(vi)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

c. No Duty to Mitigate.  Employee will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Employee may receive from any other source reduce any such payment.

8. Arbitration.

a.Any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Employee and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be resolved amicably after a reasonable attempt to negotiate such a resolution (including by exhaustion of all grievance or claims procedures made available by the Company or any employee benefit plan of the Company) shall be submitted to arbitration under the auspices of the American Arbitration Association in accordance with its Commercial Dispute Resolution Procedures and Rules, as such rules may be amended from time to time.  The arbitration will be held at the American Arbitration Association’s Somerset, New Jersey office nearest to the Company’s place of business where the Employee works or to which the Employee reports.  The award of the arbitrator shall be final and binding upon the parties, and judgment may be entered with respect to such award in any court of competent jurisdiction.  Any arbitration under this Agreement shall be governed by and subject to the confidentiality restrictions set forth in Section 4(e) of this Agreement.  The Employee acknowledges reading, prior to the signing of this agreement, the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, which are available via the internet at http://www.adr.org.  Notwithstanding the foregoing, any controversy or claim arising out of or relating to any claim by the Company for temporary or preliminary relief with respect to Section 4 of this Agreement need not be resolved in arbitration and may be resolved in accordance with Section 4(h) of this Agreement.

b.The Employee acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except claims by the Company for temporary or preliminary injunctive relief pursuant to Section 4 as set forth above), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and the Americans With Disabilities Act, and all similar state laws, and the Employee hereby waives all rights there under to have a judicial tribunal resolve such claims.

9.Deductions and Withholding.  The Employee agrees that the Company shall withhold from any and all compensation payable under this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld under applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee’s coverage by and participation in applicable Employee benefit plans, policies or arrangements.

10. Entire Agreement.  This Agreement embodies the entire agreement of the parties with respect to the Employee’s employment and supersedes any other prior oral or written agreements between the Employee and the Company and its affiliates.  This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

11. Waiver.  The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.  The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

12.Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the choice of law rules of any state or where the Employee is in fact required to work.

13.Jurisdiction.  Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement that is not subject to arbitration pursuant to Section 8 of this Agreement shall be instituted in a New Jersey federal court or state court in the County of Somerset and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

14.Assignability.  The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(a) relating to the designation of beneficiaries, the Employee may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition shall be null and void and without effect.  The Company and the Employee agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights or obligations hereunder to any affiliate of or successor to the Company shall not be a termination of employment for purposes of this Agreement.

15. Severability.  If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court or arbitrator construes any of the provisions of Section 4 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

16. Notices.  All notices to the Employee hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:

Mr. Nat Krishnamurti
c/o inVentiv Health, Inc.
500 Atrium Drive
Somerset, New Jersey 08873

All notices to the Company hereunder shall be in writing and shall be delivered personally, sent by overnight courier or sent by registered or certified mail, return receipt requested, to:
inVentiv Health, Inc.
500 Atrium Drive
Somerset, New Jersey 08873
Attention:  Chief Resource Officer

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.

17. Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

19. Voluntary Agreement.  The Employee acknowledges that before entering into this Agreement, the Employee has had the opportunity to consult with any attorney or other advisor of Employee’s choice, and that this Section 19 of this Agreement constitutes advice from the Company to do so if Employee chooses.  The Employee further acknowledges that Employee entered into this Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Agreement other than the express terms set forth herein.  The Employee further acknowledges that Employee has read this Agreement and understands all of its terms, including the waiver of the right to have all disputes with and claims against the Company decided in a judicial forum set forth in Section 8.  The Employee may take up to seven (7) days from today to consider, sign and return this Agreement.  In addition, the Employee may revoke this Agreement after signing it, but only by delivering a signed revocation notice to the Company within seven (7) days of signing this Agreement.  Such a revocation shall automatically terminate the Employee’s employment due to resignation pursuant to Section 5(a)(v).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

INVENTIV HEALTH, INC.

By: /s/ R. Blane Walter

R. BLANE WALTER
CEO, inVentiv Health Inc.

EMPLOYEE

By: /s/ Nat Krishnamurti

NAT KRISHNAMURTI
Chief Accounting Officer, inVentiv Health, Inc.